UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ISILON SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

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ISILON SYSTEMS, INC.
3101 Western Avenue
Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2007

To the Stockholders of Isilon Systems, Inc.:

Notice is hereby given that the annual meeting of stockholders of Isilon Systems, Inc., 3101 Western Avenue, Seattle, Washington 98121 will occur on Tuesday, May 8, 2007, at 10:00 a.m., local time, for the following purposes:

1. To elect two Class I directors to hold office until the annual meeting of stockholders in 2010 and until their successors are duly elected and qualified.

2. To consider the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2007 ending December 30, 2007.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The proxy statement fully describes these items. We have not received notice of other matters that may be properly presented at the meeting.

If you were a stockholder as of the close of business on March 13, 2007, you are entitled to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

Douglas Choi
General Counsel and Secretary

Seattle, Washington
April 9, 2007

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. Most stockholders have three options for submitting their votes prior to the meeting: (1) via the Internet; (2) by phone; or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and saves us significant postage and processing costs. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

ISILON SYSTEMS, INC.
3101 Western Avenue
Seattle, Washington 98121

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2007

GENERAL INFORMATION

The enclosed proxy is being solicited by our board of directors for use in connection with the annual meeting of stockholders to be held on Tuesday, May 8, 2007 at Isilon Systems, Inc. (referred to as “Company,” “Isilon,” “we,” “us” or “our”), 3101 Western Avenue, Seattle, Washington, commencing at 10:00 a.m. and at any adjournments thereof. Our telephone number is (206) 315-7500. The mailing of this proxy statement and our board of directors’ form of proxy to stockholders will commence on or about April 9, 2007.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on March 13, 2007 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 61,498,473 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	Over the telephone by calling a toll-free number;

•	Electronically, using the Internet; or

•	By completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting also is encouraged for stockholders who hold their shares in street name.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum for the transaction of business at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election of each director. There is no cumulative voting.

A stockholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to appoint our auditor.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for one or both of the directors, this has the same effect as a vote against those directors.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker or other nominee has discretionary authority to vote your shares on the election of directors and the ratification of our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included in the proxy card(s); or by attending the meeting and voting your shares in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Who will count the vote?

Representatives of Mellon Investor Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the board recommend that I vote?

The board of directors recommends a FOR vote on the following proposals:

•	Election of two Class I directors; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the fiscal year ending December 30, 2007.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

What are the deadlines for submitting stockholder proposals?

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2008 annual meeting, the written proposal must be received at our principal executive offices at 3101 Western Avenue, Seattle, Washington 98121, Attention: Corporate Secretary, on or before December 11, 2007. The proposal must comply with the Securities and Exchange Commission (“SEC”) regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Our bylaws provide that a stockholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Corporate Secretary of Isilon at our principal executive offices in Seattle, Washington, at least 120 days in advance of the date the proxy statement for the prior year’s annual meeting was released to stockholders. For the 2008 annual meeting, director nominations and stockholder proposals must be received on or before December 11, 2007. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, Isilon Systems, Inc., telephone (206) 315-7500. Stockholder proposals that are received by us after December 11, 2007 may not be presented in any manner at the 2008 annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Composition of the Board

The authorized number of directors of the Company is nine; there are currently eight directors. Our amended and restated certificate of incorporation provides for a classified board of directors divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Alternatively, the board of directors, at its option, may reduce the number of directors.

At this year’s annual meeting, the terms of our Class I directors will expire. William D. Ruckelshaus and Gregory L. McAdoo are the current Class I directors who have been nominated for re-election to the board of directors to serve until the 2010 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than two directors. A director nominee must receive the vote of a plurality of the voting power of shares present at the meeting in order to be elected. Unless the board reduces the number of directors, the enclosed proxy will be voted to elect the replacement nominee designated by the board of directors in the event that a nominee is unable or unwilling to serve.

The current composition of the board is:

Class I Directors (term expiring at this meeting)	William D. Ruckelshaus Gregory L. McAdoo

Class II Directors (serving until the 2008 meeting)	Barry J. Fidelman Elliott H. Jurgensen, Jr. Sujal M. Patel

Class III Directors (serving until the 2009 meeting)	Steven Goldman Matthew S. McIlwain James G. Richardson

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE TWO NOMINATED CLASS I DIRECTORS. PROXIES WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES UNLESS OTHERWISE SPECIFIED.

The nominees for election as directors and the directors whose terms of office will continue after the meeting have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to Isilon.

Class I Directors — Nominees for Terms Ending at the 2010 Annual Meeting

William D. Ruckelshaus, age 74, has served as a director since October 2004 and as Chairman of the Board of Directors since August 2006. Mr. Ruckelshaus has served in a consultative capacity to the Madrona Venture Group as a non-management strategic director since 1999. From 1988 to 1995, Mr. Ruckelshaus served as Chairman and Chief Executive Officer of Browning-Ferris Industries, and from 1995 to 1999 he served as Chairman. Mr. Ruckelshaus served as the founding Administrator of the U.S. Environmental Protection Agency in 1970 and has served as Acting Director of the Federal Bureau of Investigation and Deputy Attorney General of the U.S. Department of Justice. Mr. Ruckelshaus served as Senior Vice President for Law and Corporate Affairs for the Weyerhaeuser Company and again served as EPA Administrator in the mid-1980s before joining Perkins Coie LLP, a private law firm, where he worked as an attorney. Mr. Ruckelshaus has previously served on the boards of directors of several corporations, including Cummins Engine Company, Nordstrom and the Weyerhaeuser Company. Mr. Ruckelshaus is a member of the board of directors of World Resources Institute in Washington, D.C. and is a member of the U.S. Commission on Ocean Policy. Mr. Ruckelshaus received a Bachelor of Arts degree in politics from Princeton University and a Juris Doctorate degree from Harvard Law School.

Gregory L. McAdoo, age 42, has served as a director since July 2002. Mr. McAdoo has been a Partner of Sequoia Capital, a venture capital firm, since 2000. Prior to Sequoia Capital, Mr. McAdoo served as President and Chief Executive Officer of Sentient Networks, a circuit emulation company that was acquired by Cisco Systems, Inc. in 1999. Mr. McAdoo has more than 17 years of engineering and management experience in the networking industry and has held senior engineering and executive level management positions at Cisco Systems, Inc., Sourcecom, Micom Communications and Datability Systems. Mr. McAdoo also serves on the boards of directors of flipt, Inc. and PowerFile, Inc. Mr. McAdoo received a Bachelor of Science degree in electrical engineering from Stevens Institute of Technology.

Continuing Class II Directors — Terms Expiring at the 2008 Annual Meeting

Barry J. Fidelman, age 66, has served as a director since May 2003. Mr. Fidelman has been a Senior Partner of Atlas Venture, a venture capital firm, since 1988. Prior to Atlas Venture, Mr. Fidelman held senior executive positions for Data General, Apollo Computer and Alliant Computer. Mr. Fidelman also currently serves on the boards of directors of several private companies. Mr. Fidelman received a Bachelor of Science degree in electrical engineering from Massachusetts Institute of Technology and a Master of Business Administration degree from Harvard Business School.

Elliott H. Jurgensen, Jr., age 62, has served as a director since April 2006. Mr. Jurgensen retired from KPMG LLP, an accounting firm, in January 2003 after 32 years as an auditor, including 23 years as a partner. Mr. Jurgensen held a number of leadership roles with KPMG, including national partner in charge of its hospitality industry practice from 1981 to 1993, Managing Partner of the Bellevue office from 1982 to 1991 and Managing Partner of the Seattle office from 1993 to October 2002. Mr. Jurgensen currently serves on the boards of directors of BSquare Corporation, McCormick & Schmick’s Seafood Restaurants, Inc. and ASC Management, Inc. Mr. Jurgensen received a Bachelor of Science degree in accounting from San Jose State University.

Sujal M. Patel, age 32, is one of our founders and has served as our Chief Technology Officer and a director since January 2001. He also served as our President and Chief Executive Officer from January 2001 to August 2003. Prior to joining us, from 1996 to January 2001, Mr. Patel served in various engineering roles at RealNetworks, Inc., a provider of Internet media delivery software and services, most recently as Development Manager, RealSystem Products, in which capacity he was the chief architect for the second generation of RealSystem products. Mr. Patel received a Bachelor of Science degree in computer science from the University of Maryland at College Park.

Continuing Class III Directors — Terms Expiring at the 2009 Annual Meeting

Steven Goldman, age 46, has served as our President and Chief Executive Officer since August 2003 and as a director since September 2003. Prior to joining us, from 1997 to August 2003, Mr. Goldman served in various senior executive capacities in sales, marketing and services at F5 Networks, Inc., an application traffic management company, most recently as Senior Vice President, Sales and Services. From 1996 to 1997, Mr. Goldman served as Vice President of Enterprise Sales and Services for Microtest, Inc., a maker of network testing products, after its acquisition of Logicraft Information Systems, a network CD-ROM server company. From 1995 to 1996, Mr. Goldman served as Executive Vice President of North American Operations for Logicraft Information Systems. From 1983 to 1995, Mr. Goldman served in various positions for Virtual Microsystems, a communications software company, most recently as Vice President of Sales. Mr. Goldman received a Bachelor of Arts degree in economics from the University of California at Berkeley.

Mr. Goldman, who, prior to joining us, served in various senior executive positions in sales, marketing and services at F5 Networks, Inc., has been named, together with other former and current officers and directors of F5 Networks, as a co-defendant in a number of federal and state derivative lawsuits that have been filed since May 2006. The plaintiffs in these actions are seeking to bring derivative claims on behalf of F5 Networks against the defendants based on allegations of improper stock option pricing practices. Mr. Goldman has engaged his own counsel to represent him in these actions and believes that he has meritorious defenses to all claims against him.

Matthew S. McIlwain, age 42, has served as a director since May 2001. Since June 2002, Mr. McIlwain has served as a Managing Director of Madrona Venture Group, a venture capital firm, which he joined in May 2000. Prior to joining Madrona, Mr. McIlwain served as Vice President of Business Process for the Genuine Parts Company. Previously, Mr. McIlwain served as an Engagement Manager at McKinsey & Company, where he focused on strategy and marketing in technology-driven industries, and also worked in investment banking at Credit Suisse First Boston. Mr. McIlwain currently serves on the boards of directors of several private companies. Mr. McIlwain received a Bachelor of Arts degree in government and economics from Dartmouth College, a Master of Arts degree in public policy from Harvard University’s Kennedy School of Government and a Master of Business Administration degree from Harvard Business School.

James G. Richardson, age 49, has served as a director since October 2006. Mr. Richardson has been with Cisco Systems, Inc. since 1990, where he began his career as the founder of Cisco’s Canadian operations. Mr. Richardson has served as Cisco’s Senior Vice President, Commercial Business since January 2006 and has held numerous other senior leadership positions at Cisco, including Vice President of North American Operations; President of EMEA and Senior Vice President; Senior Vice President of the Enterprise Line of Business and Internet Communications Software Group; and Senior Vice President, Chief Marketing Officer. Mr. Richardson received a Bachelor of Commerce degree in marketing and finance from Queen’s University in Kingston, Ontario.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Company has adopted “Corporate Governance Guidelines” to best ensure that the board of directors is independent from management and that the board of directors adequately performs its function as the overseer of management and to help ensure that the interests of the board of directors and management align with the interests of the stockholders. The “Corporate Governance Guidelines” are available at www.isilon.com by first clicking on “Company” and then “Investor Relations” and then “Corporate Governance” and are also available in print to any stockholder who requests a copy.

Code of Ethics

The Company has adopted a “Code of Business Conduct and Ethics” that is applicable to all directors and employees and embodies the Company’s principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The “Code of Business Conduct and Ethics” is available at www.isilon.com by first clicking on “Company” and then “Investor Relations” and then “Corporate Governance” and is also available in print to any stockholder who requests it.

Director Independence

The board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in applicable Nasdaq listing standards. The Company’s director independence standards are set forth in the Company’s “Corporate Governance Guidelines” available at the website noted above.

Based on these standards, the board determined that, except under the SEC independence standard for audit committee purposes, with respect to which Mr. McIlwain does not qualify as independent, each of the following non-employee directors is independent under all applicable standards of director independence and has no relationship with the Company, except as a director and stockholder of the Company:

(1) Elliott H. Jurgensen, Jr.

(2) William D. Ruckelshaus

(3) Gregory L. McAdoo

(4) Barry J. Fidelman

(5) Matthew S. McIlwain

(6) James G. Richardson

In addition, based on such standards, the board determined that: (a) Mr. Goldman is not independent because he is the President and Chief Executive Officer of the Company and (b) Mr. Patel is not independent because he is the Chief Technology Officer of the Company.

Director Qualifications and Nomination Process

Criteria

The Nominating and Governance Committee (“Governance Committee”) is responsible for reviewing with the board, on an annual basis, the appropriate skills and characteristics required of board members individually as well as the board as a whole. Except as may be required by rules and regulations promulgated by Nasdaq or the SEC and as set forth herein, it is the current belief of the board that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess. In evaluating the qualifications of any director candidates, the Governance Committee will consider many factors, including issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments and the like. The Governance Committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Governance Committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. While the board has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules and regulations of Nasdaq and the SEC.

The Company has adopted a policy that the maximum number of public company boards of directors on which a member of the board may serve is six. This number includes the Company’s board of directors. In addition, each board member must ensure that other existing and anticipated future commitments do not materially interfere with the member’s service as a director. Directors are expected to advise the Governance Committee of any invitations to join the board of directors of any other public company prior to accepting another directorship.

Stockholder Recommendations

As indicated above, the Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholder nominations for director must be made in writing and addressed to the Corporate Secretary of the Company. Such stockholder’s notice shall set forth the following information:

•	To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), in which such individual is a nominee for election to the board;

•	The information required by Section 2.4 of the Company’s bylaws (a copy of which will be provided to any stockholder upon written request);

•	The director candidate’s written consent to (a) if selected, be named in the Company’s proxy statement and proxy and (b) if elected, to serve on the board; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Identification and Evaluation of Nominees

The Governance Committee is responsible for regularly assessing the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee is responsible for considering various potential candidates for director. The Governance Committee will consider bona fide candidates from all relevant sources, including current board members, professional search firms, stockholders and other persons. The Governance Committee is responsible for evaluating director candidates in light of the board membership criteria described above, based on all relevant information and materials available to the Governance Committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Communications with the Board

The board of directors welcomes the submission of any comments or concerns from stockholders or other interested parties. These communications will go directly to the Company’s General Counsel and Secretary. If a communication does not relate in any way to board of directors matters, he or she will deal with the communication as appropriate. If the communication does relate to any matter of relevance to the board of directors, he or she will relay the message to the Chairman of the Governance Committee, who will determine whether to relay the communication to the entire board of directors or to the non-management directors. The General Counsel and

Secretary will keep a log of all communications addressed to the board of directors. If you wish to submit any comments or express any concerns to the board of directors, you may use one of the following methods:

•	Write to the board at the following address:
Board of Directors
Isilon Systems, Inc.
c/o Douglas Choi, General Counsel and Secretary
3101 Western Avenue
Seattle, WA 98121

•	E-mail the board of directors at corpsec@isilon.com.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his duties and to attend all board and committee meetings. We encourage, but do not require, each board member to attend the Company’s annual meeting of stockholders. The board of directors met nine times during 2006, of which four were regularly scheduled meetings and five were not regularly scheduled. The independent directors met four times in executive session without any officer of the Company present. All directors attended at least 75% of the meetings of the board of directors and of the committees on which they served during the fiscal year ended December 31, 2006, with the exception of Mr. Richardson, who joined the board in October 2006 and attended two of the three board of directors meetings and did not attend the Compensation Committee meeting that was held after he joined the board.

Committees of the Board

The board has three standing committees to facilitate and assist the board of directors in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Governance Committee. In accordance with applicable Nasdaq listing standards, all of the committees are comprised solely of non-employee, independent directors. As noted previously, Mr. McIlwain does not qualify as “independent” under the SEC’s independence standard for audit committee members. Charters for each committee are available on the Company’s website at www.isilon.com by first clicking on “Company” and then “Investor Relations” and then “Corporate Governance.” The charter of each committee also is available in print to any stockholder who requests it. The following table shows the current members of each of the standing board committees:

Audit	Compensation	Nominating and
Committee	Committee	Governance Committee

Elliott H. Jurgensen, Jr.(1)	Elliott H. Jurgensen, Jr.(1)	William D. Ruckelshaus(1)
Matthew S. McIlwain	Matthew S. McIlwain	Barry J. Fidelman
James G. Richardson(2)	James G. Richardson	Gregory L. McAdoo
William D. Ruckelshaus	Gregory L. McAdoo

(1)	Committee Chairperson

(2)	Appointed March 2007

Audit Committee

The Audit Committee has four members and met ten times in 2006. Our board of directors has determined that each of Messrs. Jurgensen, Ruckelshaus and Richardson meet the requirements for independence and that all of the members of our Audit Committee meet the requirements for financial literacy under the current rules of Nasdaq and SEC rules and regulations. Our board of directors has determined that Mr. Jurgensen is an “audit committee financial expert” within the meaning stipulated by the SEC and satisfies the financial sophistication requirements of

Nasdaq. Under the corporate governance standards of Nasdaq and the Exchange Act, by no later than the first anniversary of the completion of our initial public offering, each member of our Audit Committee must be an independent director. Mr. McIlwain intends to conclude his service as a member of our Audit Committee prior to December 2007 in order to ensure our compliance with this requirement.

As outlined more specifically in the Audit Committee charter, the Audit Committee has, among other duties, the following responsibilities:

•	Review internal controls and hold periodic meetings with the Company’s management and the independent registered public accounting firm to review the adequacy of such controls.

•	Appoint, compensate and oversee the work of the independent registered public accounting firm, including pre-approval of audit and non-audit services.

•	Review and discuss with management and the independent registered public accounting firm the annual audited financial statements and quarterly unaudited financial statements.

•	Review before release the unaudited quarterly operating results in the Company’s quarterly and annual financial results press releases, as well as any other financial press releases.

•	Oversee compliance with the requirements of the SEC for disclosure of auditor’s services and Audit Committee member qualifications and activities.

•	Review, approve and monitor the Company’s code of ethics for its senior financial officers, which is incorporated in the Company’s Code of Business Conduct and Ethics.

•	Review the Company’s compliance with Company plans and policies as the same may be implemented from time to time.

•	Review and, if appropriate, approving in advance any proposed transactions involving potential conflicts of interest, including, specifically, all proposed related party transactions.

•	Establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

The Compensation Committee has four members and met three times in 2006. The Compensation Committee is comprised solely of non-employee directors. Our board has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of Nasdaq.

As outlined more specifically in the Compensation Committee charter, the Compensation Committee has, among other duties, the following responsibilities:

•	Determine the salary, bonus and equity compensation of the chief executive officer, based on evaluating his or her performance and other relevant criteria as determined by the Compensation Committee.

•	In consultation with the chief executive officer, annually review and approve the compensation plans of the executive officers.

•	Make recommendations to the board with respect to compensation for service as a member of the board or a board committee.

•	Make recommendations to the board with respect to incentive compensation plans.

•	Retain and terminate any compensation consultant to be used by the Company to assist in the evaluation of chief executive officer or executive officer compensation and shall have sole authority to approve the consultant’s fees and other retention terms.

•	Oversee the administration of the Company’s option plans and other material employee benefit plans of the Company, including the Company’s 401(k) plan.

The Compensation Committee has retained Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) as an independent compensation consultant. The consultant provides the Compensation Committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs.

Nominating and Governance Committee

The Governance Committee has three members and did not hold any meetings in 2006 following its formation in August 2006. The Governance Committee is comprised solely of non-employee directors. Our board has determined that each member of our Governance Committee meets the requirements for independence under the current requirements of Nasdaq.

As outlined more specifically in the Governance Committee charter, the Governance Committee has, among other duties, the following responsibilities:

•	Evaluate the current composition, organization, and governance of the board and its committees, determine future requirements, and make recommendations to the board for approval.

•	Determine on an annual basis desired board qualifications, expertise, and characteristics and conduct searches for potential board members with corresponding attributes.

•	Authority to retain and terminate any search firm to be used to identify director candidates.

•	Evaluate and propose nominees for election to the board.

•	Oversee the board performance evaluation process.

•	Evaluate and make recommendations to the board concerning the appointment of directors to board committees, the selection of board committee chairs, and proposal of the board slate for election. Consider stockholder nominees for election to the board.

•	Conduct an annual review on the Company’s succession planning process for the Company’s executive management team.

•	Review and monitor the Company’s Code of Business Conduct and Ethics and review and approve any waivers of the Company’s Code of Business Conduct and Ethics.

•	Coordinate and review board and committee charters for consistency and adequacy under applicable rules, and make recommendations to the board for any proposed changes.

Compensation Committee Interlocks and Insider Participation

During all or part of 2006, Messrs. Jurgensen, McIlwain, Richardson and McAdoo served as members of the Compensation Committee. None of the members of the Compensation Committee is a current or former officer or employee of the Company or had any relationship with the Company requiring disclosure. In addition, none of the Company’s directors is an executive officer of another entity at which one of the Company’s executive officers serves as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Significant Stockholders

The following stockholders reported to the SEC that they owned more than 5% of our common stock as of March 13, 2007.

	Amount and	Percent of
	Nature of Beneficial	Common Stock
Name of Stockholder	Ownership	Outstanding

Atlas Venture Fund V, L.P.(1)	14,778,164	24.03%
Sequoia Capital X(2)	11,651,603	18.95%
Madrona Venture Fund I-A, LP(3)	10,009,138	16.28%
Lehman Brothers Holdings Inc.(4)	4,008,149	6.52%
Sujal M. Patel(5)	3,080,109	5.01%

(1)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 12, 2007. Each of Atlas Venture Fund V, L.P.; Atlas Venture Parallel Fund V-A, C.V.; Atlas Venture Entrepreneurs’ Fund V, L.P.; Atlas Venture Associates V, Inc.; Axel Bichara; Jean-Francois Formela; and Christopher Spray reports shared voting and dispositive power over 14,778,164 shares. The address of all filing persons is 890 Winter Street, Suite 320, Waltham, MA 02451.

(2)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed on February 7, 2007. Sequoia Capital X reports shared voting and dispositive power with respect to 9,291,352 shares; Sequoia Technology Partners X reports sole voting and dispositive power with respect to 1,360,906 shares; Sequoia Capital X Principals Fund, L.L.C. reports sole voting and dispositive power with respect to 999,345 shares; SC X Management, LLC reports sole voting and dispositive power with respect to 11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF. SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF; Michael Moritz, Douglas Leone, Mark Stevens, Michael Goguen and Mark Kvamme, each of whom are Managing Members of SC X LLC and each of whom disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein, reports shared voting and dispositive power with respect to 11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF. The address of all filing persons is 3000 Sand Hill Road, Building 4-180, Menlo Park, CA 94025.

(3)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed on February 13, 2007. Each of Madrona Venture Fund I-A, LP, Madrona Venture Fund I-B, LP, Madrona Managing Director Fund, LLC, Madrona Investment Partners, LLC, Tom A. Alberg, Paul B. Goodrich, Matthew S. McIlwain, and Greg Gottesman reports shared voting and dispositive power with respect to 10,009,136 shares (the Company’s transfer agent’s records reflect aggregate holdings of 10,009,138 shares). The address of all filing persons is 1000 Second Avenue, Suite 3700, Seattle, WA 98104.

(4)	Based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed on February 8, 2007. Lehman Brothers Holdings Inc. reports sole voting and dispositive power with respect to 4,008,149 shares; Lehman Brothers Inc. reports sole voting and dispositive power with respect to 867,032 shares; LB I Group Inc. reports sole voting and dispositive power with respect to 667,391 shares; Lehman Brothers Venture Capital 2003 Partnership reports sole voting and dispositive power with respect to 615,614 shares; Lehman ALI Inc. reports sole voting and dispositive power with respect to 443,110 shares; Property Asset Management Inc. reports sole voting and dispositive power with respect to 443,110 shares; Lehman Brothers P.A., LLC reports sole voting and dispositive power with respect to 443,110 shares; Lehman Brothers Partnership GP 2000/2001 LP reports sole voting and dispositive power with respect to 199,641 shares; Lehman Brothers Partnership Account 2000/2001, LP reports sole voting and dispositive power with respect to 199,641 shares; Lehman Brothers Offshore Partners Ltd. reports sole voting and dispositive power with respect to 51,777 shares; Lehman Brothers Offshore Partnership GP 2000/2001 LP reports sole voting and dispositive power with respect to 51,777 shares; Lehman Brothers Offshore Partnership Account 2000/2001, LP reports sole voting and dispositive power with respect to 51,777 shares; Lehman Brothers Venture Associates 2003 LLC reports sole voting and dispositive power with respect to 2,066,937 shares; Lehman Brothers Venture GP Partnership 2003 LP reports sole voting and dispositive power with respect to 2,066,937 shares; Lehman Brothers Venture Partners 2003 C-LP reports sole voting and dispositive power with respect to 1,012,160 shares; Lehman Brothers Venture Partners 2003-P LP reports sole voting and dispositive power with respect to 1,054,777 shares; Lehman Brothers Venture Associates II LLC reports sole voting and dispositive power with respect to 631,070 shares; Lehman Brothers Venture Capital Partners II, LP reports sole voting and dispositive power with respect to 631,070 shares. The address of all filing persons other than Lehman Brothers Offshore Partners Ltd., Lehman Brothers Offshore Partnership GP 2000/2001 LP and Lehman Brothers Offshore Partnership Account 2000/2001, LP (collectively, “LB Offshore”) is 745 Seventh Avenue, New York, NY 10019. The address of LB Offshore is Clarendon House, 2 Church Street, P.O. Box HM 1022, Hamilton HM DX, Bermuda.

(5)	Represents 3,025,164 shares held as of March 13, 2007 and 54,945 shares of common stock exercisable within 60 days of March 13, 2007. Mr. Patel’s address is 3101 Western Avenue, Seattle, WA 98121.

Stock Ownership of Directors and Executive Officers

The following table sets forth the number of shares of common stock beneficially owned by all director nominees, directors, named executive officers and all directors and executive officers as a group as of March 13, 2007, including shares they had the right to acquire within 60 days after March 13, 2007. The nominees for director, directors and named executive officers have sole investment and voting power unless otherwise noted.

		Number of Shares
	Exercisable	Beneficially		Percent of
Name	Stock Options(1)	Owned(2)		Class(3)

Steven Goldman	442,463	2,036,800	(4)	3.29%
President and Chief Executive Officer and Director
Stuart W. Fuhlendorf	97,566	293,399	(5)	*
Chief Financial Officer and Vice President of Finance
Eric J. Scollard	48,348	411,376		*
Vice President of Sales
Mark L. Schrandt	169,441	720,857	(6)	1.17%
Vice President of Engineering
Thomas P. Pettigrew	45,918	344,683	(7)(8)(9)	*
Vice President of Global Sales Partners
Sujal M. Patel	54,945	3,080,109		5.01%
Chief Technology Officer and Director
Barry J. Fidelman	—	14,778,164	(10)	24.03%
Director
Gregory L. McAdoo	—	11,651,603	(11)	18.95%
Director
Matthew S. McIlwain	—	10,009,138	(12)	16.28%
Director
William D. Ruckelshaus	104,166	104,166		*
Director
Elliott H. Jurgensen, Jr.	41,666	41,666		*
Director
James G. Richardson	—	—		*
Director
Directors and executive officers as a group (15 individuals)	1,162,665	44,238,094		70.60%

*	Indicates ownership or aggregate voting percentage of less than 1%.

(1)	This column lists the number of shares of our common stock that the executive officers and directors have a right to acquire within 60 days after March 13, 2007 through the exercise of stock options.

(2)	This column consists of outstanding shares plus the exercisable stock options set forth in the previous column.

(3)	This column represents the sum of the individual’s shares beneficially owned, as a percentage of the sum of the Company’s outstanding shares at March 13, 2007, plus all options exercisable by such individual within 60 days of March 13, 2007.

(4)	Shares beneficially owned include 178,230 unvested shares that are subject to a repurchase right of the Company which lapses as the shares vest over our standard 4-year vesting period beginning August 25, 2003.

(5)	Shares beneficially owned include 5,903 unvested shares that are subject to a repurchase right of the Company which lapses as the shares vest over our standard 4-year vesting period beginning April 26, 2004.

(6)	Shares beneficially owned include 91,904 unvested shares that are subject to a repurchase right of the Company which lapses as the shares vest over our standard 4-year vesting period beginning November 4, 2003.

(7)	Shares beneficially owned include 50,131 unvested shares that are subject to a repurchase right of the Company which lapses as the shares vest over our standard 4-year vesting period beginning February 2, 2004.

(8)	Shares beneficially owned include 7,162 unvested shares that are subject to a repurchase right of the Company which lapses as the shares vest monthly over 4 years beginning February 2, 2004.

(9)	Shares beneficially owned include 23,612 unvested shares that are subject to a repurchase right of the Company which lapses as the shares vest over our standard 4-year vesting period beginning January 1, 2006.

(10)	Represents shares held by entities affiliated with Atlas Venture based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 12, 2007. Mr. Fidelman is a Senior Partner with Atlas Venture and thus may be deemed to beneficially own these shares. Mr. Fidelman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(11)	Represents shares held by entities affiliated with Sequoia Capital based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed on February 7, 2007. Mr. McAdoo is a managing partner and member of various entities affiliated with Sequoia Capital. Mr. McAdoo does not have voting or dispositive authority over these shares and disclaims beneficial ownership of these shares.

(12)	Represents shares held by entities affiliated with Madrona Venture Group based on information of beneficial ownership as of December 31, 2006 included in a Schedule 13G filed on February 13, 2007 as to 10,009,136 shares (the Company’s transfer agent’s records reflect aggregate holdings of 10,009,138 shares). Mr. McIlwain is a managing partner and member of various entities affiliated with Madrona Venture Group. Mr. McIlwain does not have sole voting or dispositive authority over these shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers of the Company and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16(a)”), which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2006 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2006, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the board of directors or greater than 10% stockholders during such fiscal year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Process Overview

The Compensation Committee (for purposes of this analysis, the “Committee”) of the board of directors discharges the board of directors’ responsibilities relating to compensation of all of the Company’s executive officers. The Committee is comprised of four non-employee directors, all of whom are independent pursuant to the current rules of Nasdaq, Rule 16b-3 under the Exchange Act, and Section 162(m) of the Internal Revenue Code (“Code”).

As indicated in the section entitled “Committees of the Board,” the responsibilities of the Committee are discussed in detail in its charter which is available at the Company’s website. The primary roles and responsibilities of the Committee are to:

•	Determine the chief executive officer’s compensation and review and approve compensation for all other executive officers; and

•	Administer stock-based incentive and compensation plans.

The agenda for meetings is determined by the Chair of the Committee with the assistance of Gwen Weld, the Company’s Vice President of Human Resources and Organizational Development. Committee meetings are regularly attended by one or more of Steven Goldman, our President and Chief Executive Officer, Ms. Weld and Douglas Choi, the Company’s General Counsel and Secretary. The Committee’s Chair reports the Committee’s determinations and recommendations on compensation to the board of directors.

Ms. Weld, Mr. Goldman and, to a lesser degree, Stuart W. Fuhlendorf, our Chief Financial Officer and Vice President of Finance, support the Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Committee has the authority under its charter to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. In accordance with this authority, the Committee has consulted with a principal of Towers Perrin, which has advised the Committee on matters related to the compensation of our executive officers and our other employees. In July 2006, the Committee began consulting with Towers Perrin in connection with developing recommendations for structuring our compensation programs for 2007 to retain our highly experienced executive management team, to keep management focused during the expected period of growth following our planned-for initial public offering and to motivate management to maximize stockholder value. Towers Perrin assisted Ms. Weld in preparing the information that was presented to the Committee. One of the primary modifications to our compensation policies for 2007, in keeping with the Committee’s belief in a pay-for-performance approach to executive compensation, was to tie a portion of the performance-based incentive compensation of the entire executive team to the achievement by the Company of certain revenue and earnings goals. The Committee has also engaged Towers Perrin to conduct an annual review of our total compensation program for all executive officers and Ms. Weld expects to consult with Towers Perrin or another independent compensation consultant to ensure that market survey data is updated annually. The scope of work for each project undertaken by any compensation consultant is approved by the Committee.

When we made executive compensation decisions through 2006 as a private company, the awarding of incentive compensation was based on individual performance against pre-established individual goals. Mr. Goldman, as the manager of the members of the executive team, assessed the other executives’ achievement of their individual goals and made a recommendation to the board of directors with respect to any merit increase in salary, cash bonus and stock option grants for each member of the executive team, other than himself. The board of directors then evaluated, discussed and modified or approved these recommendations.

With respect to Mr. Goldman’s compensation, Mr. Goldman provides a self-assessment of his achievement in respect of previously-established individual objectives to the Company’s board of directors, which meets in executive session without any Company officers present to evaluate his performance in terms of contribution to corporate goals and achievement of individual goals.

The Committee has not delegated its authority to grant equity awards to any Company employee, including the executive officers. The Committee may delegate authority to Mr. Goldman, Ms. Weld and Mr. Choi to fulfill certain administrative duties regarding the Company’s compensation and benefit programs.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, as materially reflected in the price of the Company’s common stock, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by the Company to its executive officers, including its named executive officers (as defined under the heading “Summary Compensation Table”), should include both cash and stock-based compensation that reward performance as measured in several respects described below.

The total compensation package of each executive officer for 2007 is weighted in favor of at-risk compensation through both annual performance-based incentive pay and long-term equity incentive compensation. Each of these two components of the executive compensation program links payout to the Company’s performance on either the performance of the price of the Company’s common stock, in the case of the latter, or, in the former case, on specific pre-established, objective, corporate performance measures, and, accordingly, is designed to reward performance. The executive compensation program also includes quarterly performance-based incentive pay, 50% of which is tied to individual executive performance goals and 50% of which is tied to specific pre-established, objective, corporate performance measures.

As a further reflection of the Committee’s pay-for-performance philosophy, base salary levels for our executive officers in 2007 are targeted at the 50th percentile of the applicable comparative market while total overall compensation is targeted at the 75th percentile.

Finally, we believe that creating stockholder value requires not only managerial talent but active participation by all employees. In recognition of this, we try to minimize the number of compensation arrangements that are distinct or exclusive to all of our executive officers. As discussed above, we currently provide base salary and long-term equity incentive compensation to all regular full-time domestic employees and international employees and extend performance-based incentive compensation to a considerable number of our employees beyond our executive officers.

Role of Compensation Consultant

Towers Perrin was first engaged by the Committee in July 2006 to provide competitive information, counsel and benchmarking regarding executive officer compensation programs and practices. The Committee can request information or advice directly from Towers Perrin and may direct the Company to provide information to Towers Perrin.

Competitive information regarding the three principal components of executive compensation is determined using survey information provided by Towers Perrin in the context of numerous presentations it prepared for consideration by the Committee including salary ranges, equity compensation ranges (both for new hires and annual stock option grants) and equity plan components. These presentations also included Towers Perrin’s recommended executive compensation pay ranges and cost estimates to move employees to various points in the salary ranges provided. General economic conditions and marketplace compensation trends are also evaluated with the assistance of Towers Perrin.

Towers Perrin also provides services to the Company regarding director compensation and salary and equity compensation benchmarking for positions across all levels and departments of the Company.

Role of Executive Officers in the Compensation Process

See discussion of the role of the executive officers in the compensation process in “Process Overview.”

2006 Executive Officer Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for our executive officers were:

•	Base salary;

•	Performance-based incentive compensation; and

•	Long-term equity incentive compensation.

In 2006, our chief executive officer earned 60% of his total compensation in salary and the rest of the senior executive team earned an average of 57%. In 2006, the performance-based incentive compensation earned by our chief executive officer represented 30% of his total compensation, while this component represented an average of about 29% of the other executive officers’ total compensation.

The following subsections describe each of these elements of the Company’s executive officer compensation program, how the Company determines the amount for each element to pay and how each element, and the Company’s decisions with respect to it, fit into the Company’s overall compensation objectives and how it affects decisions regarding other elements.

Base Salary.  The base salaries of our chief executive officer and our other executive officers are established based on the scope of their responsibilities and experience, taking into account competitive market compensation based on compensation surveys and benchmarking salaries paid by the peer group of companies for similar positions. In December 2005, the Committee analyzed the base salary of each executive officer using the Northwest Executives in Technology Salary Survey, 2005 edition by Applied HR Strategies, Inc. (“AHRS”), which included executive compensation data on 114 public and private technology companies in the Pacific Northwest with median 2004 revenue of $49 million and median estimated 2005 revenue of $51.5 million. Using this survey data for benchmarking, the Committee targeted cash compensation for the executive officers for 2006 at the 75th percentile of all companies in the survey.

In July 2006, the Committee engaged Towers Perrin to assist with, among other things, compensation benchmarking using private company data from Dow Jones CompensationPro (by VentureOne), representing more than 150 companies, and public company data from the most recent editions of the AHRS Northwest Executives in Technology Salary Survey and other technology related published compensation surveys representing companies with annual revenues of $50 million to $100 million. As noted above, because the Committee favors pay-for-performance, base salary levels for 2007 executive compensation are targeted at the 50th percentile of the applicable comparative market. While base salaries and new survey data are reviewed by the Committee annually beginning in October and concluding in November, the Committee generally considers an adjustment to salary for an executive officer only:

•	When the survey data demonstrates a significant deviation from the market;

•	To recognize outstanding individual performance over the prior year; or

•	To recognize an increase in responsibilities over the prior year.

Even when one of the above circumstances exists, a salary adjustment is not automatic.

While we expect to continue to emphasize the non-base salary portion of an executive officers’ total compensation, we are mindful that compensation below the higher levels of the market could, in the long run, jeopardize our ability to retain our executive officers. Due to the intensely competitive market for highly qualified employees in our industry, our geographic location and our aggressive performance goals, we will continue to monitor how our executive officers are compensated on a relative basis and may choose to set our cash compensation levels at the higher end of the market in the future.

Performance-Based Incentive Compensation.  In the past, including fiscal year 2006, our performance-based cash incentive program has been tied to achievement of an executive officer’s individual goals that were established prior to each new year by mutual agreement of each of our executive officers, including our chief executive officer. The chief executive officer’s individual goals were established prior to each new year by mutual agreement of Mr. Goldman and the board of directors. For 2007, we expect our performance-based cash incentive program to be tied to both achievement of an executive officer’s individual goals and the Company’s achievement of certain financial objectives. Such goals are expected to be approved by our Committee and communicated to the executive management team at the end of our annual review cycle which began in March 2007.

2006 Performance-Based Incentive Plan.  For 2006, the performance-based bonuses for the executive officers, with both quarterly and annual components, were entirely tied to achievement of individual management by objectives, or MBO, goals. MBO is a process used widely by U.S. corporations for incentive compensation programs that calls for clearly-defined, written objectives (for the period ahead), as well as timelines for their monitoring and achievement. The determination of whether an executive officer achieved all of his or her MBO goals is largely an objective exercise due to the nature of MBO goals. Nevertheless, there is a degree of subjective discretion that may be exercised (a) in terms of a decision, where applicable, to award an executive officer less than the full amount of that executive officer’s target incentive compensation tied to achievement of MBOs for partial completion of such executive officer’s list of MBOs for the applicable period and (b) in the event that one or more MBOs were not achievable by an executive officer due to factors outside of his or her control. An example of this might be where an executive officer had an MBO to implement a new corporate program and Company management decided to not to pursue the program in question. Our chief executive officer exercised this discretion with respect to the other executive officer’s MBOs and the Committee exercised this discretion with respect to the chief executive officer’s MBOs. The average total target incentive compensation of our executive officers in 2006 represented 33% of the average annual base salary of our executive officers for 2006.

For 2007, the Committee intends to establish a new performance-based incentive program for executive officers that is based upon achievement of individual MBO goals and the achievement by the Company of certain revenue goals (each, a “Plan Revenue Objective”) and certain non-GAAP (Generally Accepted Accounting Principles) operating income goals (each, a “Plan Financial Objective”), both quarterly and annually. This new performance-based bonus plan is structured as follows:

•	Quarterly target bonuses are paid as follows: 50% based on achievement of individual MBOs for the quarter; 25% based on the Company’s achievement of its quarterly Plan Revenue Objective; and 25% on the Company’s achievement of its Plan Financial Objective for the quarter.

•	Annual target bonuses are paid as follows: 50% based on the Company’s achievement of its annual Plan Revenue Objective and 50% on its achievement of its annual Plan Financial Objective.

•	As in 2006, determination of whether an executive officer achieved all of his or her MBO goals is largely an objective exercise due to the nature of MBO goals. Nevertheless, there is a degree of subjective discretion that may be exercised as described above under “2006 Performance-Based Incentive Plan.” Our chief executive officer exercises this discretion with respect to the other executive officer’s MBOs and the Committee exercises this discretion with respect to the chief executive officer’s MBOs.

•	For the Company-specific bonus triggers (Plan Revenue Objective and Plan Financial Objective), no bonus is paid with respect to that bonus component where less than 80% of the goal is achieved. For example, if the Company’s annual revenue for 2007 falls below 80% of the annual Plan Revenue Objective, the 50% of each executive officer’s annual target bonus tied to achievement of the annual Plan Revenue Objective will not be paid out for any executive officer.

•	For the Company-specific bonus triggers (Plan Revenue Objective and Plan Financial Objective), where 80% or greater of the goal is achieved, the applicable bonus component will be paid out at the actual percentage achieved. For example, if in 2007, the Company achieves 110% of its annual Plan Revenue Objective and 105% of its annual Plan Financial Objective, the 50% of each executive officer’s annual target bonus tied to achievement of the revenue goal will be paid out at 110% of that executive officer’s target amount for that bonus component and the 50% of each executive officer’s annual target bonus tied to achievement of the Company’s annual Plan Financial Objective will be paid out at 105% of that executive officer’s target amount for that bonus component.

In summary, taking all of these components together, if we achieve all of our Plan Revenue Objectives and Plan Financial Objectives, each executive officer will receive 50% of such individual’s quarterly target bonus and 100% of such individual’s annual target bonus.

Long-Term Equity Incentive Compensation.  Generally, a significant stock option grant is made in the year when an executive officer commences employment. This grant is made within our written guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices as well as private and public company executive compensation data, including proportionate share ownership of executive officers in comparable positions to our own executives in relation to total shares outstanding. The size of each grant is generally set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us, the state at which the individual joins the Company and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion. Adjustments may be made as the Committee deems reasonable to attract candidates in the competitive environment in which we operate. In connection with Towers Perrin’s analysis on behalf of the Company beginning in July 2006, Towers Perrin provided us with executive compensation data for other newly-public, venture-backed technology companies, including position-by-position data for four newly-public, venture-backed technology companies.

Subsequent option grants may be made at varying times and in varying amounts at the discretion of the Committee. Historically, they have been approved shortly after our annual review cycle in March. Beginning in October and concluding in November, the Committee considers annual stock option grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. Each executive officer’s performance during the prior year is measured during the performance review process, but corporate performance is also considered when annual stock options are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive for the executive officer to remain in the Company’s employ. The option will provide a return to the executive officer only if he or she remains in our employ, and then only if the market price of our common stock increases over the option term.

In determining the annual stock option grants for the executive officers for 2006, the Committee considered executive equity compensation data from eight public technology companies in deciding to set the total pool of stock options available for 2006 for all executive officer annual stock option grants at 1.1% of the Company’s fully-diluted shares outstanding.

Of this total of 604,162 shares for 2006 allocated to all of our executive officers, the Committee granted annual stock options to our executive officers following our annual review cycle in March, as follows:

Name	Number of Shares

Steven Goldman	137,500
Stuart W. Fuhlendorf	66,666
Mark L. Schrandt	66,666
Eric J. Scollard	66,666
Thomas P. Pettigrew	66,666

When an executive officer is hired, an option grant will be made at the first regularly scheduled meeting of the Committee (or unanimous written consent of the Committee) after the executive officer commences employment, subject to the restriction described in the last paragraph of this section. Annual option grants to executive officers are made at a regularly scheduled meeting of the Committee or by unanimous written consent of the Committee in accordance with the annual schedule described above. As with the initial executive officer grants described above, these annual grants are also subject to the restriction described in the last paragraph of this section. Generally, our unanimous consents are executed electronically, to ensure the date of approval is certain. The exercise price of stock options is always equal to the closing price of our common stock on the effective date of the Committee’s action, which is either the date of the meeting or the date unanimous consent is received, as appropriate.

To date, we have not awarded shares of restricted stock to our executive officers as the Committee believes that stock options currently provide the most appropriate incentive to our executive officers. However, the Committee may make restricted stock grants in the future.

Pursuant to the terms of our written stock option granting policy, stock options for executive officers, including the named executive officers, may not be granted during a quarterly trading blackout period under our Insider Trading Policy.

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our common stock. The Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders. Although we do not have specific share retention or minimum ownership guidelines at this time, our Insider Trading Policy prohibits any of our executive officers, employees or contractors from engaging in any transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transaction, with respect to our common stock.

Health and Welfare Benefits

Our executive officers receive the same health and welfare benefits offered to other Isilon employees including medical, dental, vision, life, accidental death and dismemberment, disability, flexible spending accounts and holiday pay. The same contribution amounts, percentages and plan design provisions are applicable to all employees.

Retirement Program

The executive officers may participate in the same tax-qualified, employee-funded 401(k) plan offered to all other employees at Isilon. The Company currently has no Supplemental Executive Retirement Plan, or SERP, obligations. Isilon does not have any defined benefit retirement plans.

Perquisites

We do not provide special benefits or other perquisites to any of our executive officers, with the exception of an automobile allowance provided to our vice president of sales, as detailed in the “Summary Compensation Table.”

Post-Termination Protection

We have not entered into employment agreements with any of our executive officers. We issued offer letters to our named executive officers when each was recruited for his or her current position. Each offer letter provides for accelerated vesting of equity in the event that we are subject to a change in control and the named executive officer’s employment terminates for specified reasons. The offer letters issued to Messrs. Goldman, Scollard and Schrandt also provide for severance benefits in the event of certain types of termination of employment. See “Employment Agreements” below for a summary of the offer letters to each of our named executive officers. The terms of each offer letter reflect arm’s length negotiations between us and the named executive officer that occurred when the named executive officer was recruited.

Financial Restatements

The Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Committee believes that this issue is best addressed when and if the need actually arises, with all of the facts regarding the restatement able to be duly considered.

Tax and Accounting Treatment of Compensation

In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments on us and our executive officers. While we may consider accounting and tax treatment, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

In general, we have determined that we will not necessarily seek to limit executive compensation that is deductible under Section 162(m) of the Code. We monitor whether it might be in our best interest to comply with Section 162(m), but reserve the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Committee concludes that it is in our best interest to do so. We seek to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and therefore the Committee has not adopted a policy requiring all compensation to be deductible. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

We account for equity compensation paid to our employees under the rules of Financial Accounting Standard No. 123R (“FAS 123(R)”), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

The Company intends that its plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Code. Participation in, and compensation paid under, the Company’s plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A. To date, the U.S. Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Section 409A on the Company’s plans, arrangements and agreements. If the Company’s plans, arrangements and agreements as administered fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

Summary

The Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Committee also believes that the compensation of our executive officers is both appropriate and responsive to the goal of improving stockholder value.

Compensation Committee Report

The Committee is responsible for setting the Company’s compensation principles that serve to guide the design of compensation plans and programs applicable to our executive officers. The Committee charter establishes its duties and responsibilities, and will be reviewed annually by the Committee. A copy of the charter is available on the Company’s website at www.isilon.com. As set forth in the charter, Committee members annually review the performance of the executive officers and establish individual compensation levels for each. The Committee considered the advice of Towers Perrin, independent outside consultants selected by the Committee, in determining whether the amounts and types of compensation the Company pays its executive officers are appropriate.

The Committee is composed of four independent, non-employee members of the board of directors. The Committee has reviewed all components of compensation for Mr. Goldman and the other executive officers of the Company. This currently includes base salary, performance-based incentive compensation and long-term incentive compensation.

The Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on this review and these discussions, the Committee recommended to the board of directors that the CD&A be included in this proxy statement.

This report has been furnished by the Compensation Committee.

Elliott H. Jurgensen, Jr., Chair
Gregory L. McAdoo
Matthew S. McIlwain
James G. Richardson

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer and our other three most highly-compensated executive officers (collectively, the “named executive officers”) in 2006.

Summary Compensation Table

								Change in
								Pension Value
								and
						Non-Equity		Nonqualified
						Incentive		Deferred
				Stock	Option	Plan		Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation		Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)		($)(5)	($)(6)		($)

Steven Goldman	2006	256,500	—	—	29,448	130,750		—	14,093		430,791
President, Chief Executive Officer and Director
Stuart W. Fuhlendorf	2006	161,250	—	—	11,452	75,000		—	12,478		260,180
Chief Financial Officer and Vice President of Finance
Eric J. Scollard	2006	183,486	—	—	12,643	184,933	(7)	—	18,478	(8)	399,540
Vice President of Sales
Mark L. Schrandt	2006	178,750	—	—	11,452	45,000		—	12,478		247,680
Vice President of Engineering
Thomas P. Pettigrew	2006	142,500	—	—	12,654	128,575	(9)	—	12,478		296,207
Vice President of Global Sales Partners

(1)	Our bonuses are based on the achievement of certain performance targets, so are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)	To date, no stock awards have been granted to our named executive officers.

(3)	The amounts reported in the Option Awards column represent the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R) in our financial statements for option grants made under the 2001 Stock Plan, unreduced by estimated service-based forfeitures. Information concerning these amounts may be found in Item 8, Financial Statements and Supplementary Data, and Note 7 to the Consolidated Financial Statements in the Company’s 2006 Annual Report on Form 10-K.

(4)	Amounts disclosed under “Non-Equity Incentive Plan Compensation” reflect the cash awards earned by the named executive officers, as discussed in further detail under the heading “2006 Performance-Based Incentive Plan.”

(5)	The Company does not have a defined benefit plan or a non-qualified deferred compensation plan.

(6)	Amounts disclosed under “All Other Compensation” consist of employer contributions for life insurance, health insurance and a monthly parking allowance.

(7)	Includes $146,495 for sales commissions and $38,438 for MBOs.

(8)	Amount also includes a monthly automobile allowance.

(9)	Includes $92,950 for sales commissions and $35,625 for MBOs.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the 2006 grants of plan-based awards to the named executive officers.

Grants of Plan-Based Awards

					All Other Option		Exercise	Grant Date
		Estimated Possible Payouts			Awards:		or Base	Fair Value of
		Under Non-Equity			Number of		Price of	Stock and
		Incentive Plan Awards(1)			Securities		Option	Option
	Grant	Threshold	Target	Maximum	Underlying Options		Awards	Awards
Name	Date	($)(2)	($)	($)(2)	(#)		($/Sh)	($)(3)

Steven Goldman	—		133,000
	2/13/06				104,166	(4)	0.82	43,822.64
	3/30/06				137,500	(5)	0.82	101,956.25
Stuart W. Fuhlendorf	—		75,000
	2/13/06				20,833	(4)	0.82	8,764.44
	3/30/06				66,666	(5)	0.82	49,432.84
Eric J. Scollard	—		40,000
	2/13/06				33,333	(4)	0.82	14,023.19
	3/30/06				66,666	(5)	0.82	49,432.84
Mark L. Schrandt	—		45,000
	2/13/06				20,833	(4)	0.82	8,764.44
	3/30/06				66,666	(5)	0.82	49,432.84
Thomas P. Pettigrew	—		40,000
	2/13/06				33,333	(6)	0.82	14,073.19
	3/30/06				66,666	(5)	0.82	49,432.84

(1)	The cash bonus awards were all made and earned in 2006. The actual amount paid to each of the named executive officers for 2006 is set forth in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(2)	There was no set “Threshold” or “Maximum” payout established with respect to our 2006 non-equity incentive plan awards, pursuant to the related description of the subjective discretion exercisable as more fully described under the heading “2006 Performance-Based Incentive Plan.”

(3)	Represents the fair value of each stock option as of the date it was granted, computed in accordance with FAS 123(R).

(4)	These non-qualified stock options vest at the rate of 25% on January 1, 2007 and 1/36th of the remaining shares monthly hereafter, such that the shares are fully vested on January 1, 2010.

(5)	These incentive stock options vest at the rate of 25% on March 10, 2007 and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on March 10, 2010.

(6)	The shares underlying the option award were early exercised in March 2006 and are subject to a repurchase right of the Company, which right lapses as the shares vest in accordance with the vesting schedule indicated in footnote 4.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options held at the end of fiscal year 2006 by the named executive officers.

Outstanding Equity Awards At Fiscal Year-End

	Number of		Number of
	Securities		Securities
	Underlying		Underlying		Option
	Unexercised		Unexercised		Exercise	Option
	Options (#)		Options (#)		Price	Expiration
Name	Exercisable		Unexercisable		($)	Date

Steven Goldman	80,729	(1)	107,639		$0.22	4/29/2014
	35,625	(2)	23,750		$0.22	9/10/2014
	147,786	(3)	—		$0.48	5/9/2008
	64,713	(4)	—		$0.48	5/9/2008
	—		104,166	(5)	$0.82	2/13/2016
	—		137,500	(6)	$0.82	3/30/2016
Stuart W. Fuhlendorf	—		79,166	(7)	$0.22	4/29/2014
	41,666	(7)	20,834		$0.22	10/20/2014
	14,583	(8)	18,750		$0.22	3/10/2015
	—		20,833	(5)	$0.82	2/13/2016
	—		66,666	(6)	$0.82	3/30/2016
Eric J. Scollard	2,257	(1)	36,111		$0.22	4/29/2014
	868	(1)	13,889		$0.22	1/28/2015
	—		11,718	(8)	$0.22	3/10/2015
	—		33,333	(5)	$0.82	2/13/2016
	—		66,666	(6)	$0.82	3/30/2016
Mark L. Schrandt	111,110	(1)	55,556		$0.22	4/29/2014
	14,583	(8)	18,750		$0.22	3/10/2015
	—		20,833	(5)	$0.82	2/13/2016
	—		66,666	(6)	$0.82	3/30/2016
Thomas P. Pettigrew	13,021	(1)	34,722		$0.22	4/29/2014
	2,604	(8)	11,718		$0.22	3/10/2015
	—		66,666	(6)	$0.82	3/30/2016

(1)	These incentive stock options vest at the rate of 25% on April 29, 2005 and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on April 29, 2008.

(2)	These non-qualified stock options vest at the rate of 1/48th per month beginning August 25, 2003, such that the shares are fully vested on August 25, 2007.

(3)	These incentive stock options were fully vested on the May 9, 2005 date of grant.

(4)	These non-qualified stock options were fully vested on the May 9, 2005 date of grant.

(5)	These non-qualified stock options vest at the rate of 25% on January 1, 2007 and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on January 1, 2010.

(6)	These incentive stock options vest at the rate of 25% on March 10, 2007 and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on March 10, 2010.

(7)	These incentive stock options vest at the rate of 25% on April 26, 2005 and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on April 26, 2008.

(8)	These incentive stock options vest at the rate of 25% on March 10, 2006 and 1/36th of the remaining shares monthly thereafter, such that the shares are fully vested on March 10, 2009.

Option Exercises

The following table summarizes information with respect to stock option awards exercised during fiscal 2006 for each of the named executive officers. The Company has not granted any stock awards.

Option Exercises

	Option Awards
	Number of Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)(1)

Steven Goldman	217,672	$130,603.20
Eric J. Scollard	363,028	$702,509.20
Thomas P. Pettigrew	96,265	$41,883.94

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

Potential Payments Upon Termination or Change in Control

We provide for the payment of severance and certain other benefits to our named executive officers upon certain types of terminations of employment, as described below.

Acceleration

The named executive officers are entitled to the following option acceleration upon the occurrence of certain events:

The options granted to Mr. Goldman in his offer letter will vest with respect to an additional 50% of the remaining unvested portion of the shares subject to option if a change of control occurs and Mr. Goldman’s employment is terminated without cause or he terminates his employment for good reason (each as defined in his offer letter) within one year following the change of control.

The subsequent options granted to Mr. Goldman, and each option granted to Messrs. Fuhlendorf, Scollard, Schrandt and Pettigrew will vest with respect to an additional 25% of the total number of shares subject to option if a change of control occurs and the named executive officer’s employment is terminated without cause or he is subject to involuntary termination (as defined in the 2001 Plan) within twelve months following the change of control.

A change of control is defined in our 2001 Plan as:

•	a merger of Isilon after which our own stockholders own 50% or less of the surviving corporation or its parent company; or

•	a sale of all or substantially all of our assets.

Severance

Steven Goldman.  If we terminate Mr. Goldman’s employment for any reason other than cause or if he resigns for good reason, each as defined in his offer letter, he will be entitled to receive a continuation of his then-current base salary (which is currently $267,000) or $125,000 on an annualized basis, whichever is greater, and reimbursement of COBRA payments for a period of six months, paid in accordance with our normal payroll practices, with such payments subject to applicable tax withholdings. The estimated payment for these severance benefits totals approximately $140,150.

The continuation of base salary payments will be reduced by the amount of any cash compensation that Mr. Goldman receives from another employer or consulting relationship during the severance period, and the reimbursement of COBRA premiums will cease to the extent that he obtains other health benefits during the severance period. To obtain the continued salary and COBRA severance benefits listed above, Mr. Goldman would be required to execute our standard form of release agreement containing, among other things, a full release of claims, a non-disparagement provision and Mr. Goldman’s agreement to comply with the terms of his confidentiality and non-compete agreement, the terms of which prohibit him from engaging in specified competitive activities and soliciting Company employees, customers, suppliers or other business relations for a period of 12 months following the date of his termination.

If a change of control occurs, as defined in our 2001 Stock Plan, and we terminate Mr. Goldman’s employment without cause or Mr. Goldman terminates his employment for good reason, each as defined in his offer letter, within one year following the closing of that change of control and his options have been assumed or replaced as contemplated by our 2001 Stock Plan, there will be an immediate acceleration of vesting with respect to 50% of the remaining unvested portion of the initial options granted in his offer letter and 25% of the remaining unvested portion in the subsequent grants, effective as of the date of termination of employment. This acceleration is in addition to the immediate acceleration of vesting with respect to 25% of the total number of shares subject to option, effective as of the termination date, available to all optionees in our 2001 Stock Plan. Assuming Mr. Goldman was terminated on December 29, 2006 following a change of control, the estimated benefit to him of the additional acceleration would be approximately $1,385,672.

Stuart W. Fuhlendorf.  If a change of control occurs and Mr. Fuhlendorf’s employment is terminated without cause or he is subject to involuntary termination within twelve months following the change of control and his options have been assumed or replaced as contemplated by our 2001 Stock Plan, there will be an immediate acceleration of vesting with respect to 25% of the total number of shares subject to option, effective as of the termination date. This automatic acceleration is available to all optionees under the 2001 Stock Plan in these circumstances. As an executive officer, the 2001 Stock Plan also would provide Mr. Fuhlendorf an additional acceleration of 25% of the remaining unvested shares subject to option. Assuming Mr. Fuhlendorf was terminated on December 29, 2006 following a change of control, the estimated benefit to him of the additional acceleration would be approximately $944,615.

Eric J. Scollard.  If we terminate Mr. Scollard’s employment for any reason other than cause or permanent disability (as defined in his offer letter) prior to a change of control, or if he is subject to an involuntary termination within the 12-month period following a change of control, then we will continue to pay his then-current base salary (which is currently $185,000) for a period of four months following the termination. He will also be entitled to payment of his premiums during the four-month period, if he elects to continue health insurance coverage under COBRA, all paid in accordance with our normal payroll practices, with such payments subject to applicable tax withholdings. The estimated payment for these severance benefits total approximately $66,100.

The continuation of base salary payments will be reduced by the amount of any cash compensation that Mr. Scollard receives from another employer or consulting relationship during the severance period, and the reimbursement of COBRA premiums will cease to the extent that he obtains equivalent health coverage from another employer during the severance period. To obtain the continued salary and COBRA severance benefits listed above, Mr. Scollard would be required to execute our standard form of release agreement, containing, among other things, a full release of claims, a non-disparagement provision and his agreement to comply with the terms of his confidentiality and non-compete agreement, the terms of which prohibit him from engaging in specified competitive activities and soliciting Company employees, customers, suppliers or other business relations for a period of 12 months following the date of his termination.

If a change of control occurs and Mr. Scollard’s employment is terminated without cause or he is subject to involuntary termination within twelve months following the change of control and his options have been assumed or replaced as contemplated by our 2001 Stock Plan, there will be an immediate acceleration of vesting with respect to 25% of the total number of shares subject to option, effective as of the termination date. This automatic acceleration is available to all optionees under the 2001 Stock Plan in these circumstances. As an executive officer, the 2001 Stock Plan also would provide Mr. Scollard an additional acceleration of 25% of the remaining unvested shares subject to option. Assuming Mr. Scollard was terminated on December 29, 2006 following a change of control, the estimated benefit to him of the additional acceleration would be approximately $626,829.

Mark L. Schrandt.  If Mr. Schrandt’s employment is terminated by us for any reason other than for cause or if he resigns for good reason, each as defined in his offer letter, then we will continue to pay his then-current base salary (which is currently $180,000) or $87,500 on an annualized basis, whichever is greater, for the six months following the termination. He will also be entitled to reimbursement of COBRA premium payments during the six-month severance period. The estimated payment for these severance benefits total approximately $96,650.

If a change of control occurs and Mr. Schrandt’s employment is terminated without cause or he is subject to involuntary termination within twelve months following the change of control and his options have been assumed or replaced as contemplated by our 2001 Stock Plan, there will be an immediate acceleration of vesting with respect to 25% of the total number of shares subject to option, effective as of the termination date. This automatic acceleration is available to all optionees under the 2001 Stock Plan in these circumstances. As an executive officer, the 2001 Stock Plan also would provide Mr. Schrandt an additional acceleration of 25% of the remaining unvested shares subject to option. Assuming Mr. Schrandt was terminated on December 29, 2006 following a change of control, the estimated benefit to him of the additional acceleration would be $600,543.

Thomas P. Pettigrew.  If a change of control occurs and Mr. Pettigrew’s employment is terminated without cause or he is subject to involuntary termination within twelve months following the change of control and his options have been assumed or replaced as contemplated by our 2001 Stock Plan, there will be an immediate acceleration of vesting with respect to 25% of the total number of shares subject to option, effective as of the termination date. This automatic acceleration is available to all optionees under the 2001 Stock Plan in these circumstances. As an executive officer, the 2001 Stock Plan also would provide Mr. Pettigrew an additional acceleration of 25% of the remaining unvested shares subject to option. Assuming Mr. Pettigrew was terminated on December 31, 2006 following a change of control, the estimated benefit to him of the additional acceleration would be approximately $671,795.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive officer in each termination and change in control situation has been estimated in the tables below. The value of the option and common stock vesting acceleration was calculated based on the assumption that the change in control and the executive’s employment termination occurred on December 29, 2006. The closing price of our stock on that date was $27.37, which was used as the value of our stock in the change in control. The value of the vesting acceleration was calculated by multiplying the number of accelerated option shares and common stock as of December 29, 2006 by the spread between the closing price of our stock as of that date and the exercise price for such unvested option shares and common stock.

Steven Goldman.  The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Goldman, our President and Chief Executive Officer, as if his employment terminated as of December 29, 2006, the last business day of our last fiscal year.

			Involuntary
	Voluntary		Termination in
	Resignation	Termination by	Connection with or
	for Good	Company not	Following Change
Executive Benefits and Payments Upon Termination	Reason	for Cause	in Control

Compensation:
Base Salary	$133,500	$133,500	$133,500
Unvested Option Shares and Unvested Common Stock Accelerated	—	—	$1,385,672	(1)
Benefits and Perquisites:
Health Care Premiums/Contributions	$6,650	$6,650	$6,650

Total	$140,150	$140,150	$1,525,822

(1)	Represents 50% of the unvested portion of the initial option grants made to Mr. Goldman, and 25% of the total shares subject to options granted to him in subsequent awards, which will vest if he is involuntarily terminated within one year after a change in control.

Stuart W. Fuhlendorf.  The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Fuhlendorf, our Chief Financial Officer and Vice President of Finance, as if his employment terminated as of December 29, 2006, the last business day of our last fiscal year.

Involuntary
	Voluntary		Termination in
	Resignation	Termination by	Connection with or
	for Good	Company not	Following Change
Executive Benefits and Payments Upon Termination	Reason	for Cause	in Control

Compensation:
Base Salary	—	—	—
Unvested Option Shares and Unvested Common Stock Accelerated	—	—	$944,615	(1)
Benefits and Perquisites:
Health Care Premiums/Contributions	—	—	—

Total	—	—	$944,615

(1)	Represents 25% of the shares subject to options granted to Mr. Fuhlendorf that will vest upon a change in control if he is involuntarily terminated within 12 months after a change in control.

Eric J. Scollard.  The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Scollard, our Vice President of Sales, as if his employment terminated as of December 29, 2006, the last business day of our last fiscal year.

			Involuntary
	Voluntary		Termination in
	Resignation	Termination by	Connection with or
	for Good	Company not	Following Change
Executive Benefits and Payments Upon Termination	Reason	for Cause	in Control

Compensation:
Base Salary	—	$61,667	$61,667
Unvested Option Shares and Unvested Common Stock Accelerated	—	—	$626,829	(1)
Benefits and Perquisites:
Health Care Premiums/Contributions	$4,433	$4,433	$4,433

Total	$4,433	$66,100	$692,929

(1)	Represents 25% of the shares subject to options granted to Mr. Scollard that will vest upon a change in control if he is involuntarily terminated within 12 months after a change in control.

Mark L. Schrandt.  The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Schrandt, our Vice President of Engineering, as if his employment terminated as of December 29, 2006, the last business day of our last fiscal year.

			Involuntary
	Voluntary		Termination in
	Resignation	Termination by	Connection with or
	for Good	Company not	Following Change
Executive Benefits and Payments Upon Termination	Reason	for Cause	in Control

Compensation:
Base Salary	$90,000	$90,000	$90,000
Unvested Option Shares and Unvested Common Stock Accelerated	—	—	$600,543	(1)
Benefits and Perquisites:
Health Care Premiums/Contributions	$6,650	$6,650	$6,650

Total	$96,650	$96,650	$697,193

(1)	Represents 25% of the shares subject to options granted to Mr. Schrandt that will vest upon a change in if he is involuntarily terminated within 12 months after a change in control.

Thomas P. Pettigrew.  The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Pettigrew, our Vice President of Global Sales Partners, as if his employment terminated as of December 29, 2006, the last business day of our last fiscal year.

Involuntary
	Voluntary		Termination in
	Resignation	Termination by	Connection with or
	for Good	Company not	Following Change
Executive Benefits and Payments Upon Termination	Reason	for Cause	in Control

Compensation:
Base Salary	—	—	—
Unvested Option Shares and Unvested Common Stock Accelerated	—	—	$671,795	(1)
Benefits and Perquisites:
Health Care Premiums/Contributions	—	—	—

Total	—	—	$671,795

(1)	Represents 25% of the shares subject to options granted to Mr. Pettigrew that will vest upon a change in control if he is involuntarily terminated within 12 months after a change in control.

DIRECTOR COMPENSATION

Our non-employee directors did not receive any cash compensation for their services as members of our board of directors or any committee of our board of directors during fiscal year 2006. Three of our non-employee directors have received options to purchase shares of our common stock under our 2001 Stock Plan in connection with their commencement of service on our board of directors. In October 2004, we granted an option to purchase 166,666 shares of common stock at an exercise price of $0.22 per share to Mr. Ruckelshaus; in April 2006, we granted an option to purchase 166,666 shares of common stock at an exercise price of $1.35 per share to Mr. Jurgensen; and in October 2006 we granted an option to purchase 166,666 shares of common stock at an exercise price of $6.12 per share to Mr. Richardson. Each of these options has the following four-year vesting schedule: 1/4 of the shares subject to the option vest on the first anniversary of the vesting commencement date and 1/36 of the remaining shares subject to the option vest each month thereafter. In the event of certain change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the vesting of all shares subject to each option will accelerate fully.

Under the terms of our 2006 Equity Incentive Plan, non-employee directors who first join our board of directors will receive an initial option for the number of shares determined by the board at that time with an exercise price equal to the closing price of our common stock on the date of grant. The grant of these options will occur on or about the date when the director first takes office and the option will vest as determined by the board of directors at that time. At the time of each of our annual stockholders’ meetings beginning in 2007, each non-employee director who has served for at least the preceding ten months and who will continue to be a director after that meeting will automatically be granted an option to purchase 20,000 shares of our common stock that will vest in full on the day prior to the next year’s annual stockholder meeting with an exercise price equal to the closing price of our common stock on the date of grant. A new non-employee director who receives an initial option grant will not receive a 20,000-share annual grant in the same calendar year.

Beginning April 15, 2007, non-employee directors will receive cash compensation for their services as non-employee members of the board of directors in the following amounts:

Annual retainer for service on the board	$30,000
Additional annual retainer for chairman	$10,000
Additional annual retainer for Audit Committee chair	$10,000
Additional annual retainer for other committee chairs	$5,000
Additional annual retainer for Audit Committee members	$5,000
Additional annual retainer for Nominating and Governance Committee members	$2,500
Additional annual retainer for Compensation Committee members	$2,500

This cash compensation will be paid monthly in arrears, with the first monthly payment to be made on April 15, 2007. Payments will be prorated for any partial month of service.

Compensation for our directors was designed to result in compensation competitive with that provided by our peer group.

The following table sets forth the compensation of our non-employee directors in fiscal year 2006.

Director Compensation

	Option Awards		All Other	Total
Name	($) (1)(2)		Compensation	($)

Elliott H. Jurgensen, Jr.	21,965	(3)	—	21,965
James G. Richardson	34,264	(4)	—	34,264
William D. Ruckelshaus	—	(5)	—	—
Barry J. Fidelman, Gregory L. McAdoo and Matthew S. McIlwain	—	(6)	—	—

(1)	The amounts reported in the Option Awards column represent the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R) in our financial statements for option grants made under the 2001 Stock Plan, unreduced by estimated service-based forfeitures. Information concerning these amounts may be found in Item 8, Financial Statements and Supplementary Data, and Note 7 to the Consolidated Financial Statements in the Company’s 2006 Annual Report on Form 10-K. The option awards reflected in the calculation of this cost are identified in footnote 2 below.

(2)	The following table shows the aggregate number of option awards outstanding for each director as of December 31, 2006, as well as the grant date fair value of option grants made during 2006 which represents the fair value of each stock option as of the date it was granted, computed in accordance with FAS 123(R):

	Aggregate Option	Grant Date Fair
	Awards Outstanding	Value of Option
	as of	Awards Made During
	December 31,	2006
Name	2006	($)

Elliott H. Jurgensen, Jr.	166,666	128,366
James G. Richardson	166,666	667,464
William D. Ruckelshaus	166,666	—

(3)	Mr. Jurgensen received an initial option grant of 166,666 shares in fiscal year 2006. The grant date fair market value of the option issued was $0.7702 per share.

(4)	Mr. Richardson received an initial option grant of 166,666 shares in fiscal year 2006. The grant date fair market value of the option issued was $4.0048 per share.

(5)	There was no dollar amount recognized in connection with the option grant made to Mr. Ruckelshaus in 2004 for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123(R).

(6)	As of December 31, 2006, Messrs. Fidelman, McAdoo and McIlwain held no options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Party Transactions

The Company’s Code of Business Conduct and Ethics contains procedures pertaining to the review and approval by the Company’s Audit Committee of transactions between Isilon and its directors, employees, officers and their immediate family members and entities with which they have a position or relationship. The charter of the Audit Committee affirms the Committee’s responsibility for the review and approval of proposed transactions involving potential conflicts of interest, including, specifically, all proposed related party transactions. We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Transactions with Related Parties, Promoters and Certain Control Persons

In addition to the compensation arrangements with directors and executive officers described above, the following is a description of each transaction since January 2006 in which:

•	We have been or are to be a participant;

•	The amount involved exceeds $120,000; and

•	Any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

In June 2006, Gwen E. Weld, our Vice President of Human Resources and Organizational Development, purchased 160,416 shares of our common stock at a price per share of $1.344 by exercising a stock option granted under our 2001 Stock Plan, resulting in a purchase price of $215,600.

In July 2006, we sold 1,707,222 shares of Series E convertible preferred stock in a private placement at a price of $5.85744 per share to various investors, including entities affiliated with Atlas Venture, Sequoia Capital, Madrona Venture Group and Lehman Brothers.

In November 2006, Dailymotion purchased products and services from us in the amount of $619,501. Dailymotion may purchase additional products and services from us in the future. Mr. Fidelman, one of our non-employee directors, is a Senior Partner of Atlas Venture, which is one of our stockholders and an investor in Dailymotion.

We entered into an amended and restated investors’ rights agreement with some of our stockholders, including Sujal M. Patel, entities with which certain of our directors are affiliated, the holders of our outstanding common stock warrants and other holders of our common stock. The holders of an aggregate of 46,517,686 shares of our common stock and the holders of warrants to purchase an aggregate of 129,992 shares of our common stock, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act pursuant to the amended and restated investors’ rights agreement.

We have entered into indemnification agreements with each of our directors and officers. The form of agreement provides that we will indemnify each of our directors and officers against any and all expenses incurred by that director or officer because of his or her status as one of our directors or officers, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and officers in connection with a legal proceeding.

AUDIT COMMITTEE REPORT

Review of Audited Financial Statements

The Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 31, 2006 (“the financial statements”) with both the Company’s management and its independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee has discussed with PricewaterhouseCoopers the matters required by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from PricewaterhouseCoopers the written disclosure and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with PricewaterhouseCoopers their independence. The Audit Committee has also received written material addressing PricewaterhouseCoopers’ internal quality control procedures and other matters, as required by applicable Nasdaq listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of PricewaterhouseCoopers and has concluded that such non-audit services are compatible with the independence of PricewaterhouseCoopers.

Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

This report has been furnished by the members of the Audit Committee.

Elliott H. Jurgensen, Jr., Chair
William D. Ruckelshaus
Matthew S. McIlwain
James G. Richardson

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees billed to the Company by our independent registered public accounting firm, PricewaterhouseCoopers, and fees paid to PricewaterhouseCoopers for services in the fee categories indicated below during the fiscal years ended January 1, 2006 and December 31, 2006. The Audit Committee has considered the scope and fee arrangements for all services provided by PricewaterhouseCoopers, taking into account whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence. The Audit Committee pre-approved 100% of the services described below.

	Fiscal Year	Fiscal Year
	Ended 1/1/06	Ended 12/31/06

Audit Fees(1)	$72,000	$946,000
Tax Fees(2)	1,000	—
Other(3)	—	3,000

Total	$73,000	$949,000

(1)	Audit fees consist of the aggregate fees for professional services rendered for the audit of the Company’s 2005 and 2006 consolidated financial statements and review of interim information for the fiscal year 2006. Additionally, these fees include fees for services that were incurred in connection with the Company’s regulatory filings and engagements, such as matters related to the Company’s initial public offering, comfort letters, consents and review of documents filed with the SEC.

(2)	Includes fees for foreign tax planning and advice.

(3)	Includes fees related to subscription services.

Pre-Approval Policies

The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 30, 2007.

While we are not required to do so, Isilon is submitting the appointment of PricewaterhouseCoopers to serve as our independent registered public accounting firm for the fiscal year ending December 30, 2007, for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF ISILON AND OUR SUBSIDIARIES FOR THE FISCAL YEAR ENDING DECEMBER 30, 2007. PROXIES WILL BE VOTED FOR RATIFYING THIS APPOINTMENT UNLESS OTHERWISE SPECIFIED.

ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K

Our 2006 Annual Report to Stockholders on Form 10-K, including financial statements for the year ended December 31, 2006, accompanies, or has been mailed to you immediately prior to, this proxy statement. The Annual Report on Form 10-K is also available on our website at www.isilon.com, by clicking on “Company” and then “Investor Relations” and then “Financial Reports.” If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Investor Relations, Isilon Systems, Inc., 3101 Western Avenue, Seattle, WA 98121.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Isilon proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Isilon Systems, Inc., 3101 Western Avenue, Seattle, WA 98121, or call (206) 315-7500.

STOCKHOLDER PROPOSALS FOR 2008 MEETING

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2008 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 — Stockholder Proposals) and received by the Corporate Secretary of the Company on or before December 11, 2007. Stockholder proposals to be presented at the 2008 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company by December 11, 2007, in accordance with the procedures in the Company’s bylaws.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Isilon.

Douglas Choi
Secretary

Dated: April 9, 2007

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
Isilon Systems, Inc.
     The undersigned hereby appoints Steven Goldman and Stuart W. Fuhlendorf, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Isilon Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 8, 2007 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲
You can now access Isilon Systems, Inc. accounts online.
Access to Isilon Systems, Inc. stockholder accounts is available online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Isilon Systems, Inc., now makes it easy and convenient to get current information on shareholder accounts.

•	View account status

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends
a vote FOR Items 1 and 2.		FOR	WITHHELD
FOR ALL
1.	Election of Class I Directors Nominees:	☐	☐
01 William D. Ruckelshaus
02 Gregory L. McAdoo
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

WILL
ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐
IMPORTANT — PLEASE SIGN AND
RETURN PROMPTLY.

Signature	Signature	Dated:	, 2007

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING;
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day.
Internet or telephone vote authorizes the named proxies to vote in the same manner as if marked, signed and returned on the proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/isln		1-866-540-5760
Use the Internet to vote the proxy. Have the proxy card in hand when accessing the web site.	OR	Use any touch-tone telephone to vote the proxy. Have the proxy card in hand when calling.

     If voting by Internet or by telephone, you do NOT need to mail back the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor SeviceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the Internet at: www.isilon.com